Exhibit (i)(7)

August 14, 2006

DWS Advisor Funds

345 Park Avenue

New York, NY 10154

Ladies and Gentlemen:

You have requested us, as counsel to New York Tax Free Money Fund (the “Fund”), a series of DWS Advisor Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), to furnish you with this opinion in connection with the Trust’s filing of Post-Effective Amendment No. 145 (the “Amendment”) to its Registration Statement on Form N-1A (Securities Act File No. 33-07404 and Investment Company Act File No. 811-04760) (the “Registration Statement”).

We have examined copies of the Declaration of Trust, dated June 27, 2006 and By-Laws of the Trust, each as amended, the Fund’s prospectus and statement of additional information (the “Statement of Additional Information”) included in the Registration Statement, and certain resolutions adopted by the Trust’s Board of Trustees (the “Board”) or certificates of officers of the Trust with respect to such resolutions, with respect to the shares of beneficial interest of the Tax-Exempt New York Money Market Fund class of the Fund (together, the "Shares"), consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that the Fund’s Shares, when and if duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Declaration of Trust, the By-Laws and the Amendment, will be validly issued, fully paid and non-assessable (except that, as set forth in the Amendment, shareholders of the Trust may under certain circumstances be held personally liable for its obligations) assuming (i) that at the time of sale such Shares are sold at a

DWS Advisor Funds

August 14, 2006

sales price in each case in excess of the par value of the Shares; (ii) that the issuance of the Shares does not cause the number of outstanding Shares to exceed that number of authorized shares provided for in the Declaration of Trust of the Trust, as amended to the date of issuance; and (iii) that the resolutions of the Board authorizing the issuance of the Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or the Fund or any distributor or dealer in connection with the registration or qualification of the Trust or the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws), we have relied upon the opinion of Bingham McCutchen LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP